UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): May 26, 2015

E-World USA Holding, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-173681	45-2898504
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9550 Flair Dr, Suite 308, El Monte CA	91731
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including areas code: (626) 448-3737

_______________________________________________

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

On May 26, 1015, the Board of Directors of the Registrant concluded that a material charge for impairment to one or more of its assets is required under generally accepted accounting principles applicable to the Registrant. The impaired assets are approximately $3,718,000 in cash that is the property of the Company held in bank accounts in the People’s Republic of China, which for administrative reasons in China were held in the name of Ding Hua Wang, President and Chief Executive Officer of the Company, that have been frozen by authorities in the Chinese legal system (the “Frozen Accounts”) in a case involving alleged illegal activities in China by one or more persons claiming to be officers in the Company in China. The Chinese legal authorities asserted that these activities gave them the right to freeze property of the Company in China, i.e., the Frozen Accounts, notwithstanding the fact that Company itself was not named in the case. Although the Company believes that the funds in the Frozen Accounts were improperly frozen and that ultimately the funds in the Frozen Accounts will be made available to the Company, the Company realizes that under the current factual situation, there is a material uncertainty as to both if and when the Frozen Accounts will in fact be recovered by the Company, and accordingly, the Board of Directors has agreed to recognize an impairment of this amount in its financial statements to be filed with the Securities and Exchange Commission. The Company does not believe this impairment charge that will result in future cash expenditures.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-World USA Holding, Inc.

Dated: June 1, 2015	By:	/s/ Ding Hua Wang
Ding Hua Wang
President and Chief Executive Officer